PORTA SYSTEMS CORP.

                             Stock Purchase Program

      The purpose of the Stock Purchase Program (the "Program") of Porta Systems Corp., a Delaware corporation (the "Corporation"), is to increase the direct equity in investment in the Corporation of the participating senior executive officers and directors (the "Participants") of this Corporation and to permit Participants to purchase shares of the Corporation's common stock, par value $.01 per share ("Common Stock"), through payroll deductions for officers or deductions from directors' fees for directors who are not officers ("outside directors").

      The number of shares of Common Stock ("Subscribed Shares") to be purchased by each Participant is determined by dividing the Participant's Applicable Compensation by one and 50/100 dollars ($1.50), being the fair value per share of Common Stock on the date of the adoption of the Program. The Applicable Compensation shall be (a) ten percent (10%) of salary with respect to Participants who are officers and (b) thirty thousand dollars ($30,000) with respect to Participants who are outside directors.

      Set  forth  below  is a  list  of  the  Participants  and  the  Applicable
Compensation   and  number  of  Subscribed   Shares  being   purchased  by  each
Participant.

Participant                       Applicable Compensation     Subscribed Shares
-----------                       -----------------------     -----------------
William V. Carney                 $ 24,000                     16,000
Seymour Joffe                       10,000                      6,667
Edward B. Kornfeld                  18,000                     12,000
Ron Wilkins                         18,000                     12,000
Michael A. Tancredi                 15,000                     10,000
John Gazzo                          14,000                      9,333
Howard D. Brous                     30,000                     20,000
Warren H. Esanu                     30,000                     20,000
Herbert H. Feldman                  30,000                     20,000
Stanley Kreitman                    30,000                     20,000
Lloyd I. Miller, III                30,000                     20,000
Robert Schreiber                    30,000                     20,000
                                  --------                    -------
                                  $279,000                    186,000
                                  ========                    =======

      Payment for the purchase price (the "Purchase Price") of the Subscribed Shares by Participants who are officers of the Corporation shall be made by paying, through a reduction insalary, an amount equal to ten percent (10%) of the gross compensation payable to the Participant for each payroll commencing with the November 27, 1998 payroll, until the purchase price for the Subscribed Shares shall be paid in full; provided, however, that, to the extent that the Purchase Price shall not be paid by February 28, 2000, the unpaid portion of the Purchase Price shall be paid in full as a deduction from the salary payable in the first payroll in March 2000. In

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no event  shall the  payments  made by any  Participant  exceed  the  Applicable
Compensation. Each Participant shall be responsible for paying or providing for all withholding taxes payable with respect to the payment for the Purchase Price of his Subscribed Shares.

      Each Participant who is an outside director of the Corporation shall pay the Purchase Price of his Subscribed Shares, by paying, through a reduction in directors fees' payable to such Participant, an amount equal to all of the directors fees payable to such Participant commencing with the fees payable with respect to the Director fees due on January 1, 1999, until the Purchase Price for his Subscribed Shares shall have been paid in full; provided, however, that, to the extent that the Purchase Price shall not be paid by February 28, 2000, the unpaid portion of the Purchase Price shall be paid in full on March 15, 2000.

      In the event that any Participant ceases, for any reason, including the death of the Participant, to be an officer or director of the Corporation prior to payment in full of the Purchase Price for his Subscribed Shares, the unpaid portion of the Purchase Price shall be due and payable one hundred twenty (120) days after the date of the Participant ceases to be an officer or director for any reason.

      The Subscribed Shares shall be issued to the Participants as soon as practical after January 1, 1999; provided, that the certificate for such Subscribed Shares shall be held by the Corporation, along with a stock power executed by the Participant. Such shares shall be held as security for the payment by the Participant of the Purchase Price; provided, however, that the obligation of the Participant to pay the Purchase Price shall be a full recourse obligation of the Participant. Upon receipt by the Corporation of the full payment of the Purchase Price, the Corporation shall deliver the certificate for the Subscribed Shares and return the stock power to the Participant. No shares shall be issued prior to the effectiveness of a registration statement on Form S-8 pursuant to the Securities Act of 1933, as amended.

      The Program shall be administered by the Compensation Committee of the Board of Directors.

      The officers of the Corporation shall execute a purchase agreement with each Participant in such form as shall be approved by the Board of Directors or the Compensation Committee of the Board of Directors.


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